July 28, 2003




                        BALCHEM CORPORATION (BCP - AMEX)
                        --------------------------------
       Reported as follows (unaudited) for the Quarter ended June 30, 2003
                ($000 Omitted Except for Net Earnings Per Share)

                       For the Three Months Ended June 30,
                       -----------------------------------


                                                      2003          2002
                                                      ----          ----

Net Sales                                            $14,860      $15,668
Gross Profit                                           5,488        6,564
Operating Expenses                                     2,725        2,900
                                                     -------      -------
Earnings from Operations                               2,763        3,664
Other Expense (Income)                                    71           93
                                                     -------      -------
Earnings Before Income Tax Expense                     2,692        3,571
Income Tax Expense                                     1,001        1,366
                                                     -------      -------
Net Earnings                                         $ 1,691      $ 2,205
                                                     =======      =======

Basic Net Earnings Per Common Share                  $  0.35      $  0.46
Diluted Net Earnings Per Common Share                $  0.34      $  0.45


                        For the Six Months Ended June 30,
                        ---------------------------------


                                                      2003         2002
                                                      ----         ----

Net Sales                                            $29,676      $30,057
Gross Profit                                          11,139       11,858
Operating Expenses                                     5,619        5,768
                                                     -------      -------
Earnings from Operations                               5,520        6,090
Other Expense (Income)                                   144          179
                                                     -------      -------
Earnings Before Income Tax Expense                     5,376        5,911
Income Tax Expense                                     2,002        2,268
                                                     -------      -------
Net Earnings                                         $ 3,374      $ 3,643
                                                     =======      =======

Basic Net Earnings Per Common Share                  $  0.70      $  0.77
Diluted Net Earnings Per Common Share                $  0.68      $  0.74

BALCHEM CORPORATION (BCP - AMEX)                                          Page 2
--------------------------------


     Net sales and net earnings for the second quarter ending June 30, 2003 were below the previous year quarter by 5.2% and 23.3% respectively. Consolidated results of this second quarter were nearly identical to the first quarter of 2003 reflecting the combination of factors noted in the Company's press release with respect to first quarter results. Diluted net earnings per common share declined 24.4% from the comparable prior year quarter, and were flat compared with the first quarter of 2003.

     The ARC Specialty Products segment generated a new quarterly record in net sales of $6.4M, an increase of 16.6% over the prior year comparable quarter. This result was largely driven by increased sales volume of ethylene oxide for medical device sterilization. The BCP Ingredients Unencapsulated Feed Supplements segment generated $2.7M in net sales, for an increase of 11.1% over sales of the prior year comparable quarter, principally as a result of increased sales volume in liquid and dry choline chloride as well as other derivative products. The Encapsulated/Nutritional Products segment did, however, see continued slowness, with net sales of $5.8M in the second quarter, a decline of 25.7% from the prior year comparable quarter. This segment realized continued softness in two key sectors, the U.S. food and dairy markets, contributing to a quarter of lower volume and relatively weak average prices due to product mix.

     The Encapsulated/Nutritional Products segment continues to see conservative purchasing patterns as customers have reduced inventory levels on existing product lines and postponed marketing spending on new product launches in the U.S. food market. The operating environment for the segment continues to be challenging as customers pursue cost reductions aggressively. The U.S. dairy industry continued to operate at very low milk prices (although improving slowly in the second quarter). Sales of our Reashure(R) product for the animal nutrition and health industry continue to feel the effects of poor dairy industry economics.

     Consolidated gross profit in the quarter ended June 30, 2003 declined $1.1M, or 16.4%, over the comparable prior year period due largely to the decline in sales volume and lower margin product mix in the Encapsulated/Nutritional Products segment as noted above. Operating (Selling, R&D, and Administrative) expenses were $2.7M in the quarter, or 18.3% of net sales, as compared to 18.5% of net sales in the prior year quarter.

     Consolidated cash flow from operations continued to be strong in the quarter, as the Company reduced long term debt by $0.4 million and incurred $0.6 million of capital projects, that are focused on growth areas of the business.

     For the six months ended June 30, versus the comparable prior year period, consolidated net sales are off 1.3%, or $0.4 million, net earnings are down 7.4%, or $0.3 million, and diluted earnings per share declined 8.1%. The strength of the ARC Specialty Products and BCP Ingredients Unencapsulated Feed Supplements segments was offset by the weak performance of the Encapsulated/Nutritional Products segment.

BALCHEM CORPORATION (BCP - AMEX)                                          Page 3
--------------------------------


     Outlook
     -------

     Commenting on the outlook for 2003, Dino A. Rossi, President and CEO of Balchem, said "Strength in the ARC Specialty Products and BCP Ingredients Unencapsulated Feed Supplements segments should continue. Our Encapsulated/Nutritional Products segment, while seeing signs of volume improvement in the domestic food sector and increasing milk prices which should improve the dairy economy, will likely improve compared to the first six months of 2003; however, this segments full year sales are not expected to generate results equal to our full year results of 2002. We remain focused on exploiting our technology in each business segment and, given our current results, combined with factors affecting the Encapsulated /Nutritional Products segment, we now expect flat consolidated earnings for the year compared to 2002."

     Quarterly Conference Call
     -------------------------

     A quarterly conference call will be conducted on Monday, July 28, 2003, at 2:00 PM ET to review second quarter 2003 results. Dino A. Rossi, Balchem's President and CEO, and Frank Fitzpatrick, Corporate Controller and Treasurer, will host the call. We invite you to listen to the call by dialing 800- 475-2151 ten minutes prior to the scheduled start time of the conference call. This press release, and its accompanying financial exhibits, will also be available on the Company website, www.balchem.com, prior to the conference call.

     Segment Information
     -------------------

     Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and Unencapsulated Feed Supplements. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. The Unencapsulated Feed Supplements segment (through BCP Ingredients, Inc.) manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

     Forward Looking Statements
     --------------------------

     This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2002. Forward-looking statements are qualified in their entirety by the above cautionary statement.

Contact: Jackie Powell, Investor Relations Coordinator, Telephone:  845-326-5635

BALCHEM CORPORATION (BCP - AMEX)                                          Page 4
--------------------------------

                                                       Sales by Segment
                                                         ($ in 000's)
=====================================================================================
                                        Three Months Ended         Six Months Ended
                                             June 30,                   June 30,
                                         2003         2002        2003          2002

-------------------------------------------------------------------------------------
ARC Specialty Products                 $ 6,384      $ 5,474      $12,322      $10,819
Encapsulated/Nutritional Products
                                         5,761        7,750       11,904       14,113
Unencapsulated Feed Supplements
                                         2,715        2,444        5,450        5,125
Total                                  $14,860      $15,668      $29,676      $30,057
=====================================================================================


                          Selected Balance Sheet Items
                                  ($ in 000's)

                                               June 30,     December  31,
                                                 2003          2002
                                                 ----          ----

Cash & Investments                            $  2,467       $  1,731
Accounts Receivable                              6,829          7,159
Inventories                                      7,561          7,238
Other Current Assets                             1,660          2,683
                                              --------       --------
Current Assets                                  18,517         18,811

Property, Plant, & Equipment (net)              25,980         25,852
Other Assets                                     8,151          8,635
                                              --------       --------
Total Assets                                  $ 52,648       $ 53,298
                                              ========       ========

Current Liabilities                              4,151          7,927
Long-Term Debt                                   8,710          9,581
Other Long-Term Obligations                      2,635          2,521
                                              --------       --------
Total Liabilities                               15,496         20,029

Stockholders' Equity                            38,218         34,680
Less:  Treasury Stock @ Cost                    (1,066)        (1,411)
                                              --------       --------
Net Stockholders Equity                         37,152         33,269
                                              --------       --------
Total Liability and Stockholders' Equity      $ 52,648       $ 53,298
                                              ========       ========